UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2012

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

11258 Cornell Park Drive, Suite 608
Blue Ash, Ohio 45242
 (Address of principal executive
offices including zip code)
(513) 824-8297
 (Former name or former address, if changed since last report)
3805 Edwards Road, Suite 400
Cincinnati, Ohio 45209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.
           Effective January 30, 2012,  Zoo Publishing, Inc.  (“Zoo Publishing”), a wholly-owned subsidiary of  Zoo Entertainment, Inc. (the “Company” or “Zoo Entertainment”), entered into the  Second Amendment to Second Amended and Restated Factoring and Security Agreement (the “Factoring Agreement Amendment”) with Panta Distribution, LLC (“Panta”) and MMB Holdings LLC (“MMB”), pursuant to which the parties agreed to amend that certain Second Amended and Restated Factoring and Security Agreement dated as of October 28, 2011, by and between Zoo Publishing, Panta and MMB (the “Factoring Agreement”).

Pursuant to the Factoring Agreement Amendment,  MMB agreed to provide $175,000.00 in additional funding (the “Additional Funding”) to Zoo Publishing under the Factoring Agreement.  The Additional Funding shall bear interest at the lesser of a rate of 15% per annum, or the maximum rate permitted by law.

MMB, a limited liability company organized under the laws of Delaware, is owned by David E. Smith, a former director of the Company, and Jay A. Wolf, Executive Chairman of the Board of Directors of the Company.  Each of Mr. Smith and Mr. Wolf is a member, equity owner, and officer or manager, as the case may be, of MMB, and Mr. Smith is the managing member of Mojobear Capital, the managing member of MMB.

The foregoing description of the Factoring Agreement Amendment  does not purport to be complete and is qualified in their entirety by reference to such instrument, a copy of which the Company intends to file with its next periodic report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zoo Entertainment, Inc.

Date: February 3, 2012	By:	/s/ Mark Seremet
Mark Seremet President and Chief Executive Officer

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